Exhibit 10.21

Valneva SE

(the “Company”)

Phantom Stock Plan 2020

Terms and Conditions

1.	Background and purpose of the Program

On December 19, 2019 (the “Reference Date”), the Company’s Management Board (“MB”) decided to launch a free share plan (the “FSP 2019”) and granted free ordinary shares (“FS”) to members of the MB or the Management Committee.

This Phantom Stock Plan 2020 (the “PSP 2020”) is a deferred cash bonus program aiming at promoting the interests of the Company by allowing the Participants (as defined below) to benefit from a long-term incentive program that creates a financial result similar to the FSP 2019.

“Participants” shall mean those grade 14 and 15 employees of the Company or any of its direct and indirect subsidiaries (collectively, the “Valneva Group”) who (a) were employed by the Valneva Group on December 19, 2019, (b) have been continuously employed by the Valneva Group in the period from December 19, 2019 until the MB’s decision to launch the PSP 2020, (c) did not receive FS under the FSP 2019, (d) did not receive stock options under the Employee Stock Option Plan 2019 or received not more than 10 options under that plan and (e) did not receive phantom stock options under the Phantom Stock Option Plan 2019.

2.	Phantom share granting

2.1	Allocations

A number of free phantom shares (“FPS”) will be conditionally granted to each Participant as set forth below.

Each grade 15 Participant: 90,000 FPS;

Each grade 14 Participant: 60,000 FPS

2.2	Tranches

Subject to the vesting conditions set forth below, the FPS granted to a Participant will vest in that participant in three tranches.

Each tranche will amount to one third of the total individual allocation. If one third is not a whole number, the FPS number will be rounded down for the first two tranches and rounded up for the third tranche.

The tranches will vest in the Participants as follows:

•	First tranche: two (2) years after the Reference Date (as defined below), i.e. on December 19, 2021;

•	Second Tranche: three (3) years after the Reference Date, i.e. on December 19, 2022;

•	Third Tranche: four (4) years after the Reference Date, i.e. on December 19, 2023.

3.	Further terms and conditions

3.3	Performance conditions

The vesting of each tranche will be contingent upon the Participant’s performance in the Relevant Year (as defined below) having been rated not lower than “Meets Expectations” (regardless of any qualifying sign), as assessed by his/her supervisor under the Company’s employee performance appraisal rules.

“Relevant Year” means 2021 for the first tranche, 2022 for the second tranche and 2023 for the third tranche.

If a vesting period expires before the performance has been assessed for the Relevant Year, the vesting of the relevant tranche will be postponed until all Participants in the PSP 2020 have been assessed.

3.4	Further vesting conditions

Participants must continuously remain an employee (full time or not less than 80%) or corporate officer of the Company or a direct or indirect subsidiary of the Company until vesting, subject to the retirement exception set forth below.

3.5	Accelerated vesting in case of change of control

If (a) a Change of Control (as defined below) occurs and (b) the performance condition stated above was met for the calendar year immediately preceding the year of Change of Control (or for the year of Change of Control if already assessed), all tranches will vest immediately.

“Change of Control” means that a person or entity other than the Company’s current shareholders has taken control of the Company, “control” having the meaning set forth in Article L 233-3 of the French commercial code.

3.6	Retirement:

Participants who will retire in accordance with the age requirements of their applicable retirement regime before complete vesting will remain entitled to a prorated amount of FPS, for each unvested tranche, based on the period from the Reference Date until retirement, as compared to the total duration of the tranche in question (2, 3 or 4 years); provided, however, that the performance condition stated above was met in the performance appraisal immediately preceding the retirement. The tranches unvested upon retirement will then vest at the end of the applicable vesting period as set out in section 2.2.

By way of example, a Participant retiring on June 19, 2020 and having obtained a “Meets Expectations” rating for 2019 will remain entitled to:

•	25% of tranche 1;

•	16.66% of tranche 2; and

•	12.5% of tranche 3.

As a further example, a Participant retiring on June 19, 2022 and having obtained a “Meets Expectations” rating in his/her last annual performance appraisal will remain entitled to 75% of tranche 3 (noting that tranches 1 and 2 will have already vested at that time).

If the number of vested phantom shares calculated in accordance with the above is not a whole number, it will be rounded down.

3.7	Death

Heirs will be allowed to request vesting within six months after the death of a Participant. Such vesting will be conditioned on the same performance condition as accelerated vesting in case of Change of Control. The day of vesting will be the date when the Company receives a registered letter or acknowledges receipt of an email from all heirs or their duly authorized representative requesting such vesting.

3.8	Payments

Following vesting or Change of Control, each Participant shall be entitled to receive an amount equal to the closing price of Valneva’s ordinary stock on the day of vesting (or on the immediately following trading day if the Paris Stock Exchange was closed on the day of vesting), less all deductions, taxes and contributions applicable to bonus payments. By way of example, if Valneva’s stock price is EUR 4.62 and the amount of phantom shares vested is 20,000, then the gross amount to be paid (before applicable deductions) shall be EUR 92,400.

Participants shall receive payments resulting from the vesting of phantom shares together with the salary owed for the calendar month immediately following the month of vesting.

In the event of retirement or death, payments shall be made at the end of the calendar month immediately following the month of vesting.

Where any payments are to be made in a currency other than the euro, the Company retains the right to select a currency exchange ratio consistent with its internal accounting rules.

4.	Additional provisions

4.1	The Participants shall bear all deductions, taxes and contributions applicable to bonus payments.

4.2	This PSP 2020 shall be governed by and construed in accordance with French law.

4.3	The Company shall have the right to make reasonable amendments to this PSP 2020 at any time, subject to applicable laws and regulations.

4.4	The rights granted to the Participants under this PSP 2020 are personal to them and cannot be assigned, transferred, sold, donated or pledged, subject to Section 3.7.